ORIGINAL
FULLY-EXECUTED

AMENDMENT NO. I
TO AGREEMENT FOR THE INCLUSION OF UNIVERSAL SOUND RECORDINGS AND UNIVERSAL VIDEOS
IN ONLINE, ON-DEMAND AD-SUPPORTED SERVICES

This Amendment No. 1 to the Agreement for the Inclusion of Universal Sound Recordings and Universal Videos in Online, On-Demand Ad-Supported Services between Mohen, Inc. d/b/a Spiralfrog ("Musicloads") and UMG Recordings, Inc. ("Universal"), dated as of May 30, 2006 (the "Agreement), is made and entered into as of this 30`–"day of July, 2007. Musicloads and Universal are sometimes referred to herein as the "Parties" and individually referred to as 'a "Party." All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Musicloads wishes to launch a new version of the Service and extend the Term of the Agreement; and

NOW THEREFORE, in consideration of the agreements between the Parties set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both Parties, the Parties hereto, intending to be legally bound, agree as follows:

1.
Section 2(a)(i)(2) of the Agreement is hereby amended to replace "the earlier of the first anniversary of the launch of any version of the Service or November 15, 2007" with "the earlier of Universal's Notice to Musicloads that Universal will not exercise its termination right under Section 12(a)(vi) of Exhibit A attached hereto or August 1, 2008." Notwithstanding the foregoing, the Second Advance will not be payable if Universal terminates the Agreement under Section 12(a)(vi) of Exhibit A to the Agreement, as amended herein.

2.
No later than August 1, 2007, Musicloads will pay additional cash advances equal to One Million Dollars ($1,000,000) to Universal and One Hundred Thousand Dollars ($100,000) to Universal Music Canada, each by wire transfer of immediately available funds to an account designated in writing by Universal or Universal Music Canada, respectively.

3.	Section 3(ii) of the Agreement is hereby deleted and replaced with "August 1, 2009."

4.	For the avoidance of doubt, Gross Revenues will include any revenue generated from user surveys (e.g., sale of survey data to advertisers).

Spimlfrog Amendment to Subscription Agreement (7-26-07) (Final).doc

5.	Section 12(a)(vi) of Exhibit A to the Agreement is hereby deleted and replaced with "upon ten (10) days Notice given between June 20, 2008 and August 1, 2008."

6.	Section 12(b) of Exhibit A to the Agreement is hereby deleted and replaced with the following:

"Universal will have the right to terminate this Agreement upon ten (10) days written Notice solely with respect to Universal Videos on a continuing basis, commencing on the earlier of (i) six (6) months following the launch of the Service or (ii) February 1, 2008. Once Universal gives Notice terminating the Agreement with respect to Universal Videos, Musicloads can retain rights with respect to Universal Videos by agreeing within ten (10) days after such Notice to Universal's standard terms for promotional video streaming."

7.	Exhibit B-1 to the Agreement is hereby deleted and replaced with the Exhibit B-1 attached to this Amendment.

8.	Exhibit B-4 to the Agreement is hereby deleted and replaced with the Exhibit B-4 attached to this Amendment.

All other terms and conditions of the Agreement shall remain in full force and effect except as specifically amended herein.

This Amendment may be modified or amended only by a writing signed by the Parties. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but which taken together shall constitute one agreement. Execution and delivery of this Amendment may be evidenced by facsimile transmission.

IN WITNESS WHEREOF, the Parties have entered into this Amendment.

UMG Recordings, Inc.	Mohen, Inc.

By:________________
Authorized Signature

EXHIBIT B-1

SERVICE FUNCTIONALITY DESCRIPTION

[See attached.]

Description of the SpiralFrog service

SpiralFrog.com is a conditional download service (content will expire according to DRM restrictions set on the files) for music and music videos, free to its users. All content is provided in Windows Media format and protected via Microsoft DRM technology. The initial content license is for no more than 60 days followed by the renewal for another period of no more than 60 days. The licenses are renewed on a regular basis through the membership renewal process at least every 60 days. Al.] SpiralFrog users are required to go through a "membership renewal" process regularly to extend the length of the license. The renewal process requires the user to complete a survey, which may be sold to advertisers for premium fees. Once the user has completed the required survey the content is re-licensed for an additional period.

SpiralFrog will implement a mechanism intended to prevent multiple users from sharing a single user id by monitoring simultaneous usage patterns by the same user ID. Should we see multiple concurrent hits for a user ID on multiple IP addresses, the account will be locked out from the service and the user notified.

SpiralFrog maintains a key in its metadata database for each licensed song that indicates the territories where the content is authorized to be distributed. SpiralFrog uses the incoming IP address to determine the origin country of the logged on user and disables the content not approved for that particular territory from being viewed by the user. Spiralfrog uses an IP-to-country mapping database licensed from MaxMind.com to determine the country of origin of the user.

Users register one time in order to download music by providing their email address, nickname, password, their age, gender and state/territory or zip code/postal code.
Once registered, users can download as many songs as they wish, one song at a time, by first typing in a provided randomized unique code to prevent unattended downloading. Each download is guaranteed to take at least 90 seconds regardless of internet connection speed.

Once downloaded, songs can be played on the user's computer through Windows Media Player and may be side-loaded on up to two devices through Windows Media Player device synchronization (any WMA-DRM or WMV-DRM compatible device). Users must come back regularly to renew and re-license in order to keep their music library current otherwise the license will expire causing the tracks to be unplayable.
A Windows .Net application and an ActiveX control (or a Firefox plugin) are installed on the user's computer. Combined the components are known as the SpiralFrog Download Manager. The Download Manager enables the secure downloading of content from SpiralFrog and is responsible for DRM license management and reporting.

After a successful logon, users can browse for their favorite content by genre or artist, or search by name of song, artist or other details. Users are also presented a number of "Top XX" lists, e.g. "most downloaded", "recent releases" or "SpiralFrog recommends".

Among the metadata included are artist name, track name, album name, genre, album art and 30-second preview clips.
•	Users can queue a list of songs that they wish to download. The queue is processed sequentially on a first-in-first-out basis.
•	Before the first download of each usage session, the user is required to enter a visual verification code.
•
Once the visual verification has been validated, the first download will start. The license to play the track is acquired at the end of each download. The user must then choose to download the next track, play the just downloaded track, or continue browsing the site.

•	Users must renew the license(s) to downloaded content no less often than every 60 days so the service can collect play-count information.
•
During the license renewal process, users must complete an online survey while viewing additional pages of advertising, so that all content is updated and playable for no more than an additional 60 days.

•	Once the survey is complete, the user must perform the Visual Verification process in order to download more files.
•	Advertising is not specific to each download and there is no set duration of advertising during the renewal process.

Audio tracks take a minimum of 90 seconds to download, videos take a minimum of 120 seconds. During the download process the user is able to continue interacting with the site, where they are presented with additional advertising. There will be no interface or links to illegal or peer to peer sites.

After downloading the music track or music video, the user can play the content according to the limits set by the DRM restrictions on the file:

•	The license is set to expire no more than 60 days from date of downloading.
•	CD burning is not allowed.
•	File can be synchronized with up to 2 portable devices.
•	There is no limit on the number of plays per file.
•	Collaborative play is not allowed.

The DRM license download is initiated by the SpiralFrog Download Manager, after the digital media download completes. The SpiralFrog server process generates a session ID for each download and the license granting step by the Download Manager is tied to that session ID, thus it cannot be used by other users.

Each SpiralFrog user is required to go through a regular license renewal process where they complete surveys, typically branded and sold to advertisers. Once the user has completed the membership renewal survey, the tracks and/or videos for which the licenses are being renewed are updated to be playable for an additional period. The sequence of steps is as follows:

•	The client sends a "Generate License" request to SpiralFrog server after the download has completed.
•	The server responds with a random Visual Verification challenge, the challenge text and the challenge request time is stored at the server and tied to the end-user's session ID.
•	The SpiralFrog client presents the Visual Verification challenge to the user.
•
The user enters the Visual Verification response, and the SpiralFrog client calls the Microsoft DRM component (part of Windows Media Player) to generate a license request for the previously downloaded songs.

•	The SpiralFrog client sends the Visual Verification response and the license request to the SpiralFrog server .
•
The SpiralFrog server validates the Visual Verification response and only if it matches the Visual Verification request and the request has not timed out a license is generated and sent back to the client.

•	The SpiralFrog client saves the license on the client computer/device through the Microsoft DRM component.

PC Identification or License Count

The SpiralFrog client supports only Microsoft Windows based computers/devices and relies on Microsoft Windows Media DRM technology to identify a specific computer or device. Windows Media DRM makes each media player unique by linking the player to a host computer. SpiralFrog content files will only play on the single, original computer to which they are directly downloaded by the SpiralFrog client application, or approved MSDRM compliant ("Plays For Sure") portable devices.

Portable Device Count

SpiralFrog users can synchronize the downloaded music or video files to a portable device that is compatible with the Microsoft DRM, such as those portable devices that carry the "Plays For Sure" logo, designed to ensure compatibility and compliance with the DRM restrictions.

SpiralFrog supports synchronization with the portable device through the Windows Media Player, or a compatible program such as Microsoft Active Sync. The DRM copycount parameter is used to limit the number of devices that a track may be put on. When a track is put on a portable device the copy count is decremented limiting the number of devices a track may be placed on. SpiralFrog permits users to have a maximum of two portable devices that can be synchronized with the PC.

Overview of SpiralFrogTM Security

1.  Introduction
This white paper describes those technical details of SpiralFrog.com as they relate to prevent unauthorized access to the music content. This paper is written according to the outlines provided by major record labels.

2.  Overview of User Experience
SpiralFrog.com is a conditional download service (content will expire according to DRM restrictions set on the files) for music and music videos, free to its users, financially supported by rich media and banner advertising. All content is provided in Windows Media format and protected via Microsoft DRM technology.

After registering for the service at the SpiralFrog.com web site, users are required to install SpiralFrog Download Manager on their PC running Windows XP or Vista (no other operating systems are supported). After installation, users will then go back to the web site and logon to the service with the userid/password chosen at registration. After a successful logon, users can browse for their favorite content by genre or artist, or search by name of song, artist or other details. Users are also presented a number of "Top XX" lists, e.g. "most downloaded", "recent releases" or "SpiralFrog recommends". Among the metadata included are artist name, track name, album name, genre, album art and 30-second preview clips.

SpiralFrog users can synchronize the downloaded music or video files to a portable device that is compatible with the Microsoft DRM, such as those portable devices that carry the "Plays For Sure" logo, designed to ensure compatibility and compliance with the DRM restrictions.

After downloading the music track or music video, the user can play the content according to the limits set by the DRM restrictions on the file:

-File is set to expire no more than 60 days from date of downloading
-CD burning is not allowed
-File can be synchronized with up to 2 portable devices
-There is no limit on the # of plays per file
-Collaborative play is not allowed

All content will be offered in Windows Media Audio (WMA) or Windows Media Video (WMV) format and the service will use the Microsoft DRM tools to setup, report and manage such restrictions.

Downloaded content files are conditional downloads where the license is set to expire based on a predetermined term. The initial content license is typically for 60 days followed by the renewal for another approximately 60 days. The licenses are renewed on a regular basis through the membership renewal process, generally every 60 days. All SpiralFrog users are required to go through a "membership renewal" process regularly to extend the length of the license. The renewal process requires the user to complete a survey, which may be sold to advertisers for premium fees. Once the user has completed the required survey the content is re-licensed for an additional period.

3. Functional Components

3.1    Description of Components
SpiralFrog consists of a web site supported by the SpiralFrog back end web and database servers for browsing Artists, Tracks, and Albums as well as related music data. A SpiralFrog Download Manager is installed by the user on their computer which enables the downloading of individual tracks or videos sequentially, i.e. one at a time. Spiralfrog does not supply any other application to end users.

The Download Manager provides a consistent timing, 90 seconds per download for the downloading of audio content (longer for video files), a visual verification ("Human Interactive Proof' dialog) that ensures that a person rather than a computer has downloaded the file, and once verified correct, a DRM license is granted to allow the user to play the file. The download manager also provides the interface to the SpiralFrog back end systems to update user play count data.

The SpiralFrog server system consists of the following components:

- SpiralFrog server software running on Windows Server that handles the serving of web pages and communication with the SpiralFrog Download Manager, including granting of DRM licenses. As our service grows, our scalability plan calls for adding more of these servers.
- A relational database that contains the metadata, user registration data and usage data.
- File system storage that contains all content files in DRM-protected format. In its early days, SpiralFrog plans to use Limelight, a Content Distribution Network (CDN), to
   provide scalability for file delivery. Protected audio and video files are stored on the SpiralFrog servers. The first time that audio/video content is requested for download it is pulled (by Limelight) down to servers on the Limelight network. All subsequent downloads of the same content are pulled from the Limelight servers. To pull content from the
   SpiralFrog servers, Limelight accesses the website download.spiralfrog.com. Access to this website is granted only to the IP addresses of specific Limelight servers which were given to us by Limelight. Limelight is the only entity that has access to this web site due to the IP address restriction. No end users are ever directed to this web site.
  When a user attempts to download content, it is moved to a Limelight server for downloading to the user's machine. Subsequent downloads of the same file are pulled from
  Limelight servers. All content is stored in protected and unplayable format at all times. Deep linking into the Limelight file storage is prevented using the Limelight MediaVault encryption scheme. A Limelight white paper can be provided to describe how this feature works.
  -Starting with the US launch in late summer 2007, SpiralFrog plans to serve the media files directly from its own clustered file server. Deep linking will be prevented in the same fashion as with Limelight, the only difference being that at the start of the download, SpiralFrog's own servers will check that the hash is valid for the file. All systems will be regularly updated to ensure the most optimal performance and security of the SpiralFrog service.

3.2.System Diagram

4. General System Security

4.1.System Location
Currently all SpiralFrog server components are physically located at Adhost.com facilities in downtown Seattle – at 140 Fourth Avenue North, Suite 360, Seattle, WA 98109.
Adhost.com is a professional internet hosting company which rents space at their earthquake-protected, generator-backed building. Starting with the US launch in late summer 2007, we plan to relocate the server farm to another collocation provider, Equinix in Ashburn, VA. The address and location of the SpiralFrog data center at Equinix facilities is

44470 Chilum Place
Cage 9000 Rack 301
Ashburn VA 20147

SpiralFrog will not change collocation providers without UMG approval.

4.2.Protection Against Unauthorized Local Access
Any facilities used for hosting SpiralFrog equipment will be required to be restricted to authorized personnel only. Full ID checks of each person entering the co-location facilities are performed on a 24/7 basis – only those on an "authorized" list will be allowed access. All cabinets holding SpiralFrog resources are locked within the computer rooms, which protects each company's servers from unauthorized access. SpiralFrog will allow access to its servers only by its staff server and database administrators or authorized SpiralFrog contractors.

4.3.Protection Against Unauthorized Network Access
The file and database servers housing the content and metadata are logically accessible only by the server which runs the SpiralFrog server software. Each end-user must logon (using credentials chosen at registration) before a connection is activated. Furthermore, all content is stored in Microsoft DRM protected format without the necessary license – which means that even if hackers would gain access to the files, they would not be of any use since they miss the required DRM license. To prevent automated downloads (where a computer program is simulating a user), SpiralFrog server requires users to key back a series of slanted characters, known as Human Interactive Proof, after each successful download.

Each song has a unique license key ID which is embedded in the file. After downloading the file to the user's computer, SpiralFrog Download Manager presents the visual verification dialog. After verifying that the characters were correct, the SpiralFrog download manager requests the SpiralFrog server to grant the license to the file. The license key is generated by the Microsoft DRM component from the key ID and a license seed, which is secret. The license seed is stored in the machine running SpiralFrog server software which runs on its own protected account. The license seed is in a file protected by an "ACL" (access control list) which allows access only after verifying the userid and password of the requesting process. Only SpiralFrog server and database administrators have access to the credentials to access this account.

4.4.Security Breach Plan

SpiralFrog keeps track of the download activity by registered user. A trigger will be set if a user exceeds a set number of downloads per day to further monitor against automated download fraud. Users found to be violating their license agreement (which must be accepted at install time) will be revoked of their access privileges. As part of the revocation the affected user's account will be deleted and generally the user's IP address is added to the list of revoked IP addresses (no new accounts can be created from these addresses for 6 months). Besides being protected via DRM, the URLs include a hash which can only be generated by the SpiralFrog servers. The LimeLight or SpiralFrog's own servers (once Ashburn data center is live) validate the hash and only provide the file if the hash is correct. In addition, the server administrator will setup triggers to monitor suspicious activity to guard against Trojan horse – type virus/worm attacks on the web server itself.

5. IT & Development Policies

5.1.Operating System & Software Policies
SpiralFrog client and server components are developed using Microsoft .NET technologies and require Windows XP or Vista operating systems on the client and Windows 2003 Server on the server. SpiralFrog relies on commercial anti-virus and security products to protect our technological assets. Currently these systems include hardware and software based on Microsoft and Symantec products to protect against viruses, worms etc. and to keep the operating systems up to date with the latest security patches. SpiralFrog will install all security patches within 24 hours of availability after being properly regression tested and deemed suitable, from operating systems, hardware, software, and other applicable vendors.

SpiralFrog is a licensee of the Microsoft Windows Media Rights Manager Software Development Kit (WMRM SDK). Microsoft WMRM SDK license agreement requires that licensees must update the `WMRM SDK Configuration' for all Licensed Products once a week using a Microsoft provided URL. The WMRM SDK license also requires that all relevant Microsoft security updates are installed promptly.

5.2.System Logs
SpiralFrog will keep track of all download data by user in an SQL database. The database is organized in such a way that it is easy to generate reports on a daily, weekly or monthly basis by record label, artist, genre or user demographic group. SpiralFrog will also record play counts for all content this is reported to SpiralFrog by Windows Media Player Manager. All play count data is recorded in the SQL database. SpiralFrog will keep records of all database information related to licensed content for as long as it is required to do so by terms specified elsewhere in this agreement.

5.3.Employee Accounts
SpiralFrog will limit the access to its servers only to the database and server administrators and the software architect. Access requires Windows XP Server userid and password passwords will be set to expire every 90 days. Employees who leave or are terminated will have their account privileges deleted immediately.

5.4.Backup
SpiralFrog plans to use the offsite backup tape and storage service offered a third part disaster recovery service provider which will permit high-speed dynamic incremental backups of the SQL database on a nightly basis. At this time a provider has not been selected and details will be forwarded when available. Spiralfrog acknowledges that the backup plan must be approved formally by UMG in advance of becoming operational, including selection of any third parties. The SQL database contains no music content files – only metadata and data collected during operation of the service. All licensed content will be stored in a separate file server which will be duplicated on site only for backup purposes. The backup copy which will contain content on NTFS-encrypted hard drives, is stored at a safe deposit box at a local financial institution behind lock and key and accessible only by SpiralFrog server administrator and management. In addition to the disaster recovery plans in place by our collocation facilities, SpiralFrog will have its own recovery plan which will allow us to restore service in two days in case of total loss of our operational servers. The plan calls for content, metadata and operational data to be restored from the backup tapes or hard drives described above on an identical server setup.

5.5.Software Change Management
 SpiralFrog expects to continually enhance its software from the launch onward. We expect to make periodic changes to both the client and server software. Client software changes will be accomplished dynamically, without requiring existing users to reinstall. The client software checks upon startup whether there is an update available and will pull it down without prompting the user if so configured. All software changes will be tested first in a lab environment, then on one of our production servers with controlled access before rolling out system wide.

5.6.Other Policies
 Part of the role of the server administrator is to monitor, on an ongoing basis all system logs which include Windows Server security and audit logs. Additionally any firewall, intrusion detection system, intrusion prevention systems, and anti-virus logs will be regularly monitored. Triggers will be set to alert the administrator of critical events that relate to security, such as repeated failed attempts at logon.

6. Content Ingest, Storage, and Packaging

6.1.Format and Codec
SpiralFrog plans to offer its audio content in WMA format, generally encoded at 128Kbps. All streaming music videos will be offered in WMV format, 320x240 resolution, 300Kbps bit rate. All downloadable music videos will be offered in WMV format, 416x312 resolution, 1,000Kbps bit rate. All content files are protected by Windows Media DRM. SpiralFrog uses a metadata database from AMG in addition to the metadata provided by our music content providers. In the case of conflicts between metadata supplied by UMG and that supplied by third parties, Sprialfrog will always use UMG's metadata, even if considered "incorrect". Any such conflicts will be reported to UMG for resolution and updates.

6.2.Content Ingestion
SpiralFrog has developed software programs to automate the processing of our content providers data into a format suitable to our database. This includes extracting the metadata from XML files and entering it into our SQL database. During this process we will also match the tracks provided by the record label to the metadata database from AMG. The same programs will be designed to be able to receive and process incremental updates and metadata corrections from content providers on an as-needed basis.

6.3.Separation of Content Types
SpiralFrog intends to offer all its music file content for download only, video files can be either streamed or downloaded. The streamed video file is a lower resolution (320x240) version of the downloaded and is streamed in unprotected form, as permitted by our license. All downloaded audio and video content is protected with Microsoft DRM.

6.4.Protection of Raw Audio and Metadata
Access to the master delivered content files is limited to the software architect only. This person is responsible for receiving, processing and storing the raw content. The unprotected content will be received and converted to the DRM protected form with a computer located at our collocation facility, Adhost, or other collocation facility subject to UMG's advance approval. Even when our Ashburn data center comes live, we will continue to do all content processing at the Adhost facility until further notice. Only the software architect will have access to this computer. One copy of encrypted files may be stored in the software architects' personal safe deposit box at KeyBank (at 7th Ave NE) in downtown Seattle following the ingestion process. Spiralfrog plans to store the backup files on hard drives with NTFS encrypted partitions.

6.5.DRM Packaging and Key Management
SpiralFrog is using Windows Media DRM version 10. All content is downloaded without the license key. Before the first download, the user is presented the Visual Verification dialog (slanted letters) – upon a successful entry of the characters, the download manager will contact the SpiralFrog server to obtain a license key for the downloaded content. The license key is generated from a public Key ID and a secret license seed. The key IDs are stored in a central database (SpiralFrog is using components provided by Microsoft) and the file header. The license keys are unique because the Key IDs are unique per song. Windows Media DRM provides for a secure mechanism whereby each downloaded song, after obtaining a license, is tied to the computer where the downloading took place.

6.6.QA & Testing
All DRM protection will be done automatically, using a computer program to process the non-protected files into protected files. SpiralFrog plans to test each batch of DRM protected files by choosing a random sample from the batch (which may include thousands of files) and test to ensure both that a DRM protected file without the license key is not usable and that after obtaining a license the DRM protection works as specified. All testing will be done at our collocation facility in a private client-server setting, after which it will be transferred to our production servers over local private network. Depending on the complexity and format of the metadata, SpiralFrog intends to make the content received from content providers available in a production form within 2 weeks of receipt.

7. Sales, Download and Licensing
Users will first visit our website, http://www.spiralfrog.com. If the user is interested in signing up for the service, the user will be first required to register with SpiralFrog and to choose a personal userid and password. After accepting the SpiralFrog license agreement, the user will proceed to download the download manager used for downloading and licensing content.

8.1 User Authentication
Each user must logon (using credentials chosen at registration) before the download manager is permitted to download content. SpiralFrog maintains a unique account for each user –registering with the service is a prerequisite for getting access to downloadable content. SpiralFrog will implement a mechanism intended to prevent multiple users from sharing a single user id by monitoring simultaneous usage patterns by the same user ID. Should we see multiple concurrent hits for a user ID on multiple IP addresses the account will be locked out from the service and the user notified.

8.2 Territorial Filtering
SpiralFrog maintains a key in its metadata database for each licensed song that indicates the territories where the content is authorized to be distributed. SpiralFrog uses the incoming IP address to determine the origin country of the logged on user and disables the content not approved for that particular territory from being viewed by the user. Spiralfrog uses an IP-tocountry mapping database licensed from MaxMind.com to determine the country of origin of the user.

8.3 Transaction Processing
No money-related transaction takes place since content is free to SpiralFrog users. The user will obtain the license for the downloaded content upon the successful confirmation of the download.

8.4 Retail Authentication
SpiralFrog does not maintain a separate retail and sales system from license serving and download systems.

8.5 URL Generation & Protection
Each licensed song has a unique download URL derived from track specific data. This URL is stored in the database as the way to access the file. When the user wants to download a song, a hash is added to this URL and then passed from the server to the client, which then uses it to start the downloading process.

The protected file could therefore not be downloaded directly by knowing the URL, and to obtain its necessary DRM license requires going through the SpiralFrog client interface.

8.6 PC Identification or License Count
The SpiralFrog client supports only Microsoft Windows based computers/devices and relies on Microsoft Windows Media DRM technology to identify a specific computer or device. Windows Media DRM makes each media player unique by linking the player to a host computer. SpiralFrog content files will only play on the single, original computer to which they are directly downloaded by the SpiralFrog client application, or approved MSDRM compliant ("Plays For Sure") portable devices.

8.7 Portable Device Count
SpiralFrog requires that synchronization with the portable device happens through the windows media player. The DRM copycount parameter is used to limit the number of devices that a track may be put on. When a track is put on a portable device the copy count is decremented limiting the number of devices a track may be placed on. Spiralfrog permits users to have 2 portable devices that can be synchronized with the PC.

8.8 License Generation & Download
The DRM license download is initiated by the SpiralFrog client, Known as the Download Manager, after the digital media download completes. The SpiralFrog server process generates a session ID for each download and the user's Download Manager is tied to that session ID, thus it cannot be used by other users.

The DRM license used on all SpiralFrog content is a conditional license that expires after a pre-determined period. These licenses are renewed regularly, typically every two months. Each SpiralFrog user is required to go through a regular membership renewal process where they complete surveys, typically branded and sold to advertisers. Once the user has completed the renewal process the tracks and/or videos for which the licenses are being renewed are updated to be playable for an additional period. The sequence of steps is as follows:

1.	Before the first download, the client sends a Visual Verification request to SpiralFrog server.
2.	The server responds with a random Visual Verification challenge, the challenge text and the challenge request time is stored at the server and tied to the end-user's session ID.
3.	The SpiralFrog client presents the Visual Verification challenge to the user.
4.	The user enters the Visual Verification response.
5.	The SpiralFrog client sends the Visual Verification response and the license request to the SpiralFrog server .
6.	The SpiralFrog server validates the Visual Verification response and the download will start only if the response matches the Visual Verification request.
7.
After each download, the client calls the Microsoft DRM component to generate a "License Request" and then sends it to SpiralFrog server. The SpiralFrog server verifies that the user has just downloaded the song and then responds with the license that matches the key ID of the downloaded song.

8.	The SpiralFrog client saves the license on the client computer/device through the Microsoft DRM component.

8.9 Auditing
SpiralFrog relies on the Windows Media Rights Manager (WMRM) to keep track of play counts on the user's computer, and associated portable music players. The SpiralFrog client background process (which is active at all times) contacts the WMRM to obtain play count information at intervals required for reporting licenses. The information is then sent by the SpiralFrog client to the SpiralFrog database servers for storage, auditing and reporting purposes.

8.10 Super-distribution
If a downloaded file is emailed to someone else, the DRM restrictions will prevent it from being played on another computer.

9. Launch Preparation and Status
SpiralFrog is currently operating a password-protected site live on the interne, hosted at the Adhost collocation facility in Seattle. All major system components are in place for the service. SpiralFrog can demonstrate the present functionality, including DRM protection to content providers if required.

SpiralFrog has developed comprehensive 3-tier server architecture to allow the system to scale as the user load increases. The key development personnel are former. Microsoft employees who were responsible for the design and development of one of Microsoft's server applications. SpiralFrog is using Microsoft server technologies and has already consulted key Microsoft development personnel to help validate the design and to assist in further planning of the performance aspects of the system. SpiralFrog intends to deploy new multi-server monitoring tools, available from 3rd parties, to help in monitoring the system performance.

EXHIBIT B-4

VIDEO FORMAT
(As may be reasonably revised from time to time by Universal with notice to Musicloads, provided that Musicloads will have a reasonable period to implement any modifications to its system required by any such change.)

1.	Video Encryption – All UMG Video content for streaming or progressive downloading must be encrypted with a UMG-approved encryption technology.
2.	Video Resolution - Video resolution may not exceed 416 pixels horizontal x 312 pixels vertical for 4:3 material, or 480 x 270 for material in native 16x9 format.
3.
Bit rate – The maximum allowable bit rate for promotional video streaming is 1 mbps (1 megabit per second). Multiple bit rate files are acceptable as long as the highest video bit-rate does not exceed 1 mbps. Audio bit-rate is excluded from this maximum.

4.	Audio – Mono or stereo audio tracks for video may not exceed 64kbps.
5.	Logo or Bug Placement – UMG requires the placement of your company logo or "bug" in the lower right portion of each video to identify the video as originating from your servers. This is useful because if a third party hijacks the streams, they can be easily identified and appropriate action can be taken against the third party. The bug should be large enough and opaque enough to be easily recognizable.

Example of bug placement:______

6.
Copyright Assert/No Copies —  Where permitted by technology streaming videos must be flagged "no copies allowed" so that they are not able to be saved to a hard drive by the end user. UMG copyright information must be included with the video file, and must be visible to the user in the video player.

7.
Territorial Filterin[g]  - The provider must use technology (IP filtering, etc.) to limit access to the streams to users within their UMG approved territory of operation. They must not link to, or promote the site outside of the approved territory.

8.
Deep-1in king - the stream must be structured such that deep links cannot be used to access particular sections (i.e. tracks) of the stream, or to access the stream without originating from the appropriate page. Examples of technology to prevent deep-linking include obfuscation/encryption of the URL and dynamic URLs.

9.
Vendors and Encoding Partners - UMG currently prefers to use Bitmax, LLC (323-957-9797) as its encoding provider. Bitmax maintains a UMG library of high-quality, full resolution, MPEG2 videos at 9-12 mbps. Because of this library, the web stream encoding of hundreds of UMG videos can be accomplished in an automated fashion, and the subsequent video encoded files can be delivered either electronically or using physical media (DLT, DVDR, etc.).

Page 4 of 4 Spiral frog Amendment to Subscription Agreement (7-26-07) (Final).doc